                                                Filed pursuant to Rule 424(b)(3)
                                          File Number 333-57180 and 333-57180-01

PROSPECTUS SUPPLEMENT NO. 8

                                $3,035,000,000

                         TYCO INTERNATIONAL GROUP S.A.

                  ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021

                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                     AND CONVERTIBLE INTO COMMON SHARES OF

                            TYCO INTERNATIONAL LTD.

   This prospectus supplement supplements the prospectus dated April 2, 2001 of Tyco International Group S.A. and Tyco International Ltd., as supplemented April 13, 2001, April 27, 2001, May 14, 2001, May 21, 2001, June 5, 2001, June
19, 2001 and July 5, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $3,035,000,000 aggregate principal amount at maturity of the debentures and the common shares issuable upon conversion, and/or purchase by us, of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                           Aggregate
                                                        Principal Amount               Number of Tyco Percentage of
                                                         at Maturity of  Percentage of     Common      Tyco Common
                                                        Debentures That   Debentures    Shares That       Shares
Name                                                      May be Sold     Outstanding  May be Sold(1) Outstanding(2)
----                                                    ---------------- ------------- -------------- --------------
Credit Lyonnais Securities (USA) Inc...................   $10,000,000          *           86,916           *
KBC Financial Products (Cayman Islands) Ltd............    21,000,000          *          182,523           *
All other holders of debentures or future transferees,
  pledgees, donees, assignees or successors of any such
  holders (3)(4).......................................   $17,591,000          *          152,893           *

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  *Less than one percent (1%).
(1)Assumes conversion of all of the holder's debentures at a conversion rate of
   8.6916 Tyco common shares per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under ''Description of the Debentures--Conversion Rights--Conversion Rate and Delivery of Tyco Common Shares." As a result, the number of Tyco common shares issuable upon conversion of the debentures may increase or decrease in the future. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.
(2)Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,935,521,933 Tyco common shares outstanding as of July 5, 2001. In calculating this amount for each holder, we treated as outstanding the number of Tyco common shares issuable upon conversion of all of the holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.
(3)Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4)Assumes that any other holders of the debentures, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of the debentures, do not beneficially own any Tyco common shares other than the Tyco common shares issuable upon conversion of the debentures at the initial conversion rate.

    INVESTING IN THE DEBENTURES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS RELATING TO THE DEBENTURES" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is July 26, 2001.